Exhibit 99.1

Q 1.                           What is Travelocity announcing?

A 1                             Sabre Inc. signed a multi-year master services agreement with WNS North America, Inc. (“WNS”), one of the leading global providers of contact center global sourcing services with proven expertise in delivering exceptional service to its clients.  Under the agreement, Travelocity will globally source to WNS a portion of its contact center operations, primarily front line customer service calls and back-office fulfillment.

Q 2.                           Why has Travelocity made the decision to globally source some of its contact center operations?

A 2                             The agreement is part of Travelocity’s ongoing efforts to maintain its competitiveness and to position itself for profitability in 2004 and beyond.  Travelocity is in a highly competitive industry where cost competitiveness is critical for profitability and long-term growth.  Travelocity’s key competitors are already outsourcing most of their customer service calls.  Travelocity worked diligently over several years to improve the cost structure of its contact centers, but ultimately attrition levels and competition with other online players has regrettably forced it to take outsourcing actions similar to its competitors.

Travelocity is committed to providing its customers with an outstanding customer experience both online and offline and believes that a business focused specifically on contact centers, such as WNS, will consistently provide excellent support and service to Travelocity customers at the same, if not higher, quality at a significantly lower cost.

Q 3.                           By globally sourcing the customer service function, is Travelocity basically admitting that they couldn’t provide an exceptional level of customer service cost-effectively?

A 3                             This move is about maintaining Travelocity’s cost competitiveness while continuing to provide superior customer service.  Travelocity’s key competitors are already outsourcing most of their customer service calls (many of which are globally-sourced) at a significantly lower cost than Travelocity’s in-house cost.  Travelocity continues to be committed to providing an outstanding customer experience, both online and in its off-line contact centers.  Many contact center functions (including the contact center operations for Travelocity Business, WCT and Site59, escalated customer support issues, sales/reservations calls, and customer service calls in Spanish) will continue to be performed by Travelocity employees.  Travelocity also believes that WNS can provide a high-quality and cost-competitive service.  WNS concentrates on providing call center services and it has significant travel industry expertise.  Travelocity believes that WNS will consistently provide excellent support and customer service to Travelocity users.

Q 4.                           Who is WNS?

A 4                             A former subsidiary of British Airways, WNS is a leading global Business Process Outsourcing (BPO) company with proven expertise in delivering exceptional bottom-line impact to its clients through its well-trained and highly qualified professionals located at its client service and transition offices in New York (US) and the London and Ipswich (UK) and offshore delivery centers in Mumbai, Pune and Nashik in India.  WNS clients include ten of the world’s leading airlines (including British Airways and Scandinavian Airlines), three of the world’s leading travel companies, a leading global logistic and transportation firm, two leading global insurance companies and two of the world’s top ten market research firms.  Approximately 50 percent of its operations support the travel industry.  WNS is experienced in handling a wide variety of inbound customer service issues.

Q 5.                           Were there other bidders on this contract?  When did Travelocity and WNS begin discussions?

A 5                             Yes, there were other vendors who submitted proposals and it was a very competitive process.  It would not be appropriate for us to discuss any aspect of the bid process, proposals or discussions, because we consider such information confidential.

Q 6.                           When will Travelocity begin to transition some of its calls to WNS, and where will these calls be handled?

A 6                             We anticipate the transition will begin within an April/May timeframe and be completed in the first quarter of 2005.  The portion of Travelocity calls that WNS will handle will be serviced from their centers located in India.

Q 7.                           What are the terms of the agreement with WNS?

A 7                             The contract is a multi-year agreement.  We prefer to keep the details of the contract confidential. While specific savings will depend upon the volume of transactions, Travelocity anticipates approximately $10 million in such savings during 2004.  Travelocity also expects these savings to increase over the term of the agreement as transaction volumes increase.

Q 8.                           Are the savings for 2004 included in your guidance, or are they incremental?

A 8                             The projected savings for 2004 from this transaction were included in Travelocity’s guidance of a low single digit margin on an adjusted basis (approximately $15 million operating loss on a GAAP basis).

Q 9.                           Will Travelocity be reducing its headcount as a result of this transaction?

A 9                             Travelocity plans to close its contact center in Clintwood, Virginia by the end of 2004, and it expects that some staff reductions will also occur in San Antonio, Texas.   Although Travelocity believes most of the staff reductions will occur through normal attrition over the 7 to 12 months it will take to transition services to WNS, Travelocity decided to advise its employees today in order to give them as much transition time as possible.  Travelocity will be working to minimize the impact of this decision on its employees by offering them retention incentives, opportunities to relocate to other positions, job transition services, and a severance program.  There will be opportunities for customer service agents and other employees whose positions are globally-sourced to stay with Travelocity by interviewing for sales positions as Travelocity’s off-line sales channel grows.  For those who do not relocate, Travelocity will offer severance packages, job search services and subsidized COBRA benefits for three months.

Q 10.                     Which functions will be sourced to WNS and which will stay at Travelocity?

A 10                       Travelocity employees will continue to handle sales calls, as well as advanced customer service issues and quality control.  By the end of the first quarter of 2005, WNS should be handling Travelocity’s front-line customer service calls and emails, as well as some mid- and back-office functions (including ticketing/queues/reissues).